IR Contact	Exhibit 99.1
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI COMPLETES ACQUISITION OF CONTEMPORARY COMPUTER SERVICES, INC.

HIGHTSTOWN, NJ, and PALM BEACH, FL—July 8, 2008—QSGI Inc. (OTCBB: QSGI), the only provider of a full suite of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today announced that it has completed the acquisition of Contemporary Computer Services, Inc. (CCSI) for $10.6 million plus an additional stock earn out based on CCSI achieving certain performance milestones. The purchase price for CCSI was financed primarily through a combination of both senior bank and seller financing as well as 3.5 million shares of common stock. In connection with the transaction, the company issued warrants to the seller to purchase 12 million shares of common stock at a purchase price of $0.30 per share. CCSI generated approximately $13.7 million in revenue in 2007, up from $11.0 million in 2006.  CCSI generated EBITDA of approximately $2.1 million in 2007.

Marc Sherman, chairman and chief executive officer of QSGI, commented, “Over the past several quarters we have made progress repositioning the company into a full service, nationwide data center maintenance and IT services organization.  These steps, combined with the solid operating and financial foundation provided by the acquisition of CCSI, should help to ensure our sustained growth with a much greater mix of recurring, higher margin IT services.  We are excited about the acquisition for a number of reasons, including the immediate ability to market a broader suite of IT services and to improve the company’s overall competitive position in networking infrastructure architecture, implementation and maintenance.  Additionally, CCSI’s Network Operating Center (NOC) business provides an additional growth platform with high recurring revenues and attractive gross margins.  We welcome John Riconda, CCSI’s president, as a new member of our team. He brings an impressive track record within the IT industry, which will be of tremendous value as we complete the integration and work to accelerate our growth across the organization.”

Agile Equity acted as an advisor to the company with respect to the transaction.

About CCSI

CCSI, headquartered in Bohemia, NY, is an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, high recurring IT services revenue and a history of generating positive EBITDA and net income.  In addition to providing maintenance services for mainframe and mid-range processors, enterprise class tape storage and peripherals, CCSI also performs network design, implementation, and monthly maintenance services on corporations’ networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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